SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

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                                  April 8, 2004

                Date of Report (Date of earliest event reported)

                            U.S. Energy Systems, Inc.
             (Exact name of registrant as specified in its charter)

  Delaware                             0-10238                    52-1216347
(State or other                      (Commission              (I.R.S. Employer
jurisdiction of                      File Number)            Identification No.)
Incorporation)

     One North Lexington Avenue
          White Plains, NY                                           10601
(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code: (914) 993-6443

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Item 2. Acquisition or Disposition of Assets.

All dollar amounts stated herein are expressed in US dollars except as otherwise noted. The exchange rate used herein to convert Canadian dollars ("CDN$") into United States dollars ("US$") is Cdn$1.33 to US$1.00.

On April 8, 2004, in connection with the closing of the initial public offering of the Countryside Power Income Fund (the "Fund"), a Canadian income fund that we sponsored, we sold to a subsidiary of the Fund, all of the capital stock of USE Canada Holdings Corp ("USE Canada"), our wholly owned subsidiary that owned two Canadian based district energy systems. These district energy systems, located in Prince Edward Island and Ontario, Canada, sell and distribute steam, hot water and chilled water to government, commercial and residential customers, and electricity to local electric utilities. We received approximately $15.2 million (including amounts applied to the repayment of the inter-company debt related to USE Canada) from the sale of such stock. The sales price was determined pursuant to arms-length negotiations between us and the Fund, with the involvement of the underwriters of the Fund's initial public offering. Goran Mornhed, M. Stephen Harkness, Edward M. Campana, and Allen J. Rothman, our directors and/or executive officers, are directors and/or executive officers of subsidiaries of the Fund and Messrs. Mornhed, Campana and Rothman will be compensated by a subsidiary of the Fund for serving in such capacities.

Item 7. Financial Statements and Exhibits

(b)         Pro forma financial information

            The pro forma financial information required by this item, if any, will be filed with the SEC not later than 75 days after April 8, 2004.

(c)         Exhibits.

     Exhibit
       No.        Description of Exhibit
     -------      ----------------------
      2.19        Acquisition Agreement made as of April 8, 2004 between
                  Countryside Power Income Fund, Countryside Canada Acquisition
                  Inc., US Energy Systems, Inc. and USE Canada Holdings Corp.

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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            U.S. Energy Systems, Inc.


                                          By: /s/ Goran Mornhed
                                              ----------------------------------
                                            Goran Mornhed, President and
                                            Chief Executive Officer

Dated: April 28, 2004